EXHIBIT 99.3

This document is a summary translation of the Japanese language original version. In the event of any discrepancy, errors and/or omissions, the Japanese language version shall prevail.

[Securities Code: 2580]

March 3, 2017

To Shareholders with Voting Rights

6-1-20, Akasaka, Minato-ku, Tokyo

Coca-Cola East Japan Co., Ltd.

Representative Director and President Calin Dragan

NOTICE OF THE ORDINARY GENERAL MEETING OF SHAREHOLDERS

FOR THE FISCAL YEAR ENDED DECEMBER 31, 2016

You are cordially invited to attend the Ordinary General Meeting of Shareholders for the fiscal year ended December 31, 2016 of Coca-Cola East Japan Co., Ltd. (the “Company”), which is to be held as follows.

If you are unable to attend, you may exercise your voting rights in writing. Please review the attached Reference Documents for the General Meeting of Shareholders, exercise your voting rights through the enclosed Voting Right Exercise Form by indicating your approval or disapproval, and send it back to us by no later than 5:45 p.m., Wednesday, March 22, 2017.

We sincerely express our appreciation and look forward to your ongoing support.

1.	Date	Thursday, March 23, 2017 at 10:00 a.m. (Reception will start at 9:00 a.m.)

2.	Venue	6-10-3 Roppongi Minato-ku, Tokyo
3F Grand ballroom, Grand Hyatt Hotel
(Please follow the map described at the end of this notice and come to the above venue which is different from the one last year.)

3.	Agenda
Items to be Reported

1.      The Business Report and the Consolidated Financial Statements for the fiscal year ended December 31, 2016 (from January 1, 2016 to December 31, 2016), and the Audit Results Reports for the Consolidated Financial Statements by the Accounting Auditor and the Audit & Supervisory Board

2.      The Financial Statements for the fiscal year ended December 31, 2016 (from January 1, 2016 to December 31, 2016)

Proposals to be Resolved
	First Item	Appropriation of Surplus
	Second Item	Approval of Share Exchange Agreement between the Company and Coca-Cola West Company, Limited
	Third Item	Election of Nine (9) Directors
	Fourth Item	Election of Two (2) Corporate Auditors

~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~

Notes:

If you are attending the meeting, please submit the enclosed Voting Right Exercise Form at the reception. You are also kindly asked to bring this notice to the meeting.

Complementary gifts will be distributed to shareholders attending the meeting. One gift will be distributed to each shareholder attending the meeting regardless of the number of Voting Right Exercise Forms he/she submits.

Information to be presented in Notes to the Consolidated Financial Statements and Financial Statements sections is not included in the accompanying documents as such information is provided at the Company’s website under the heading of “Shareholders Meeting” (http://investor.ccej.co.jp/phoenix.zhtml?c=164111&p=irol-library#Others) pursuant to laws and regulations as well as Article 16 of the Company’s Articles of Incorporation. Consolidated Financial Statements and Financial Statements provided with this notice are extracts of such Financial Statements that are audited by the Accounting Auditor and the Audit & Supervisory Board at the preparation of the Company’s Accounting Auditors’ Reports and Audit Reports.

If any changes are made to Reference Documents for the General Meeting of Shareholders, the Business Report, or Consolidated Financial Statements and Financial Statements, such changes will be notified at the Company’s website (http://www.ccej.co.jp/) and amended documents will be available for download.

Reference Documents for the General Meeting of Shareholders

Proposals and References

First Item:	Appropriation of Surplus

The Company proposes a year-end dividend for the fiscal year ended December 31, 2016 (FY2016) of 16 yen per share based on the policy of maintaining sound and stable dividend payment in order to ensure sustainable development and profit growth for the future and comprehensively taking into account various factors including business performance. As a result, the annual dividend will amount to 32 yen per share including an interim dividend of 16 yen per share.

Year-end dividend

(1)	Matters related to the allocation of distributable profit to shareholders and the total amount thereof 16 yen per share of the Company’s common stock

Total amount: 2,029,454,992 yen

(2)	Effective date of dividend

March 24, 2017

Second Item:	Approval of Share Exchange Agreement between the Company and Coca-Cola West Company, Limited

The Company and Coca-Cola West Company, Limited (hereinafter referred to as “CCW”) passed a resolution at their respective Board of Directors meetings held on September 30, 2016 for the share exchange (hereinafter referred to as the “Share Exchange”) having CCW as the sole parent company and the Company as the wholly-owned subsidiary, and concluded the Share exchange agreement between the two companies as of the same date.

Accordingly, the Company requests approval of the Share Exchange.

The effective date of the Share Exchange is expected April 1, 2017.

1. Reason for Conducting Share Exchange

The Company and CCW (hereinafter collectively referred to as the “two companies”) agreed to integrate their businesses (hereinafter referred to as the “Business Integration”) through a combination of a share exchange and absorption-type company split in line with the shift to a holding company structure with April 1, 2017 as the expected effective date (hereinafter referred to as the “Effective Date”).

In the Japanese soft drinks industry, the requirement of customers and consumers has continued to evolve, with a challenging business environment driven by fierce competition among the industry players.

The two companies had been reinforcing ties as entities belonging to the Coca-Cola system in Japan in the area of sales, manufacturing and procurement, and have recently been involved in discussions to proceed with a business integration to grasp new business opportunities and realize sustainable growth amidst a tough business environment. Both companies have now reached the conclusion that integration will allow the building of a stronger business foundation and increase value for all stakeholders—including consumers, customers, suppliers, shareholders and employees of the two entities—by delivering synergies, concentrating the know-how accumulated in both entities, for example, customer-centric sales and marketing activities as well as improvement of production efficiency in manufacturing, and creating an operating structure, enabling the Company to respond with speed to the increasingly competitive market.

To realize the Business Integration, the two companies agreed on September 30, 2016 to 1) conduct a Share Exchange whose expected Effective Date is April 1, 2017 with CCW as the sole parent company and the Company as the wholly-owned subsidiary, 2) execute an absorption-type company split that transfers the rights and obligations of all of CCW’s businesses other than its group management/administration operations and the management of its assets to a new wholly-owned subsidiary named New CCW Establishment Preparation Co., Ltd. (hereinafter referred to as “New CCW,” whose trade name will be changed to “Coca-Cola West Company, Limited” as of the Effective Date), in order for CCW to shift to a holding company structure upon the Business Integration, and 3) partially amend CCW’s Articles of Incorporation including the change of CCW’s trade name to “Coca-Cola Bottlers Japan Inc.” (hereinafter referred to as “CCBJI”).

Based on this agreement, the Company concluded a share exchange agreement concerning the Share Exchange with CCW (hereinafter referred to as the “Share Exchange Agreement”) on September 30, 2016.

CCBJI will pursue a strategy of combining topline growth with aggressive realization of cost synergies and productivity for bottom line delivery, while building and enhancing capabilities to become a world-class Japanese bottler. CCBJI will continue to focus more than ever on community-based business activities and social contribution efforts in order to work in harmony with and succeed together with the local community.

The Company’s common stock will be delisted from the first section of the Tokyo Stock Exchange (hereinafter “TSE”) as of March 29, 2017 (last date of transaction will be March 28), ahead of the Effective Date of the Share Exchange (April 1, 2017 (scheduled)).

2. Outline of Content of Share Exchange Agreement

Please refer to Attachment 1 “Share Exchange Agreement (copy).”

3. Outline of Content of Matters Described in Article 184, Paragraph 1 of the Ordinance for Enforcement of the Companies Act

(1)	Matters concerning the adequacy of consideration for the exchange (hereinafter referred to as “exchange consideration”) (Article 184, Paragraph 1, Item 1 of the Ordinance for Enforcement of the Companies Act)

1)	Matters concerning the adequacy of the total number of shares for exchange or the total amount

i.	Allotment in the Share Exchange

	CCW	The Company
Allotment in the Share Exchange	1	0.75

(Note 1) Ratio of allotment in the Share Exchange (hereinafter referred to as the “Share Exchange Ratio”)

0.75 share of the Company’s common stock will be allotted to one share of the common stock of CCW. However, shares of the Company owned by CCW (18,576 shares (as of June 30, 2016)) will not be subject to the allotment in the Share Exchange.

(Note 2) The number of CCW’s new shares to be issued upon the Share Exchange (Scheduled)

Number of shares to be newly issued upon the Share Exchange: 95,118,264 shares of common stock (planned)

The number of shares described above has been calculated based on issued shares of the Company (127,680,144 shares), treasury shares of the Company (837,216 shares), and shares of the Company owned by CCW (18,576 shares) all as of June 30, 2016.

Moreover, the actual number of shares described above to be issued by the Company may fluctuate as the Company will accept exercise of all share acquisition rights issued by the

Company and plans to retire all treasury shares to be in the Company’s possession (including shares to be acquired by the Company in response to the demand from dissenting shareholders to purchase shares as per Article 785 of the Companies Act, the rights of the dissenting shareholders exercised in relation to the Share Exchange) up to the time immediately prior to the time CCW will acquire all of the issued shares of the Company through the Share Exchange.

(Note 3) Treatment of fractional shares

The following options are available to shareholders in possession of odd lots of CCW shares as a result of the Share Exchange:

1.	Demanding purchase of odd lots (sale of shares less than 1 unit (100))

Allows the shareholder to demand that CCW purchase the shareholder’s holdings of CCW’s odd lots based on the rule stipulated in Article 192, Paragraph 1 of the Companies Act.

2.	Adding to holdings of shares less than 1 unit (purchase to constitute 100 shares)

Allows the shareholder, except for the case where CCW does not have treasury shares in the number subject to the demand by the shareholder, to demand that CCW sell its shares to the shareholder so that the CCW shares in the possession of the shareholder constitute 1 unit (100 shares) by adding to the odd lots based on rules stipulated in Article 194, Paragraph 1 of the Companies Act.

(Note 4) Treatment of shares less than 1 share

Shareholders to be allotted CCW shares that do not constitute 1 share as a result of the Share Exchange shall be paid the amount equivalent to the share of less than 1 share and will not receive allocation of shares in accordance with Article 234 of the Companies Act or other relevant laws and ordinances.

ii.	Basis of analysis

In order to secure fairness and validity in the analysis of the Share Exchange Ratio used in the Share Exchange, it was decided that the two companies would each request a third party independent of either entity to analyze the share exchange ratio. The Company chose JPMorgan Securities Japan Co., Ltd. (hereinafter referred to as “J.P. Morgan”) and CCW chose SMBC Nikko Securities Inc. (hereinafter referred to as “SMBC Nikko Securities”) as their respective third-party financial advisors.

J.P. Morgan performed an average share price analysis on the common stock of the Company and CCW, as well as a comparable companies analysis and a discounted cash flow (hereinafter referred to as “DCF”) analysis based on publicly available information pertaining to the two companies, forecasts pertaining to the Company prepared and furnished to J.P. Morgan by the management of the Company, and forecasts pertaining to CCW prepared by the management of CCW and adjusted by the management of the Company. The ranges of the Share Exchange Ratio for the Share Exchange based on each method are as indicated below. The ranges of the Share Exchange Ratio below show the range of the number of shares of CCW’s common stock to be allotted for each share of common stock of the Company.

Adopted Method	Range of the Share Exchange Ratio
Average Share Price Analysis	0.70 - 0.80
DCF Analysis	0.69 - 0.80
Comparable Companies Analysis	0.55 - 0.70

In performing the average share price analysis, J.P. Morgan used September 29, 2016 as the base date (hereinafter referred to as the “Base Date”) and reviewed the per share closing price trading data of the common stock of the two companies on the Base Date and the average daily closing share prices of the two companies on the Tokyo Stock Exchange (hereinafter referred to as “TSE”) for one-month, three-month and six-month periods ending on the Base Date.

The business plan of the Company for fiscal years ending December 2016 (FY2016) to December 2025 (FY2025) that served as the basis for J.P. Morgan’s DCF analysis included fiscal years with an expected substantial earnings increase. Specifically, considerable earnings growth is expected year-on-year in FY2016 and FY2019 as a result of streamlining mainly in the supply chain area such as manufacturing and logistics/distribution and cost reduction efforts, as well as the realization of investment returns, etc. On the other hand, the business plan of CCW for FY2016 to FY2025 that served as the basis for J.P. Morgan’s DCF analysis did not have any fiscal year with an expected substantial earnings increase or decrease.

J.P. Morgan delivered to the Board of Directors of the Company a written opinion dated September 29, 2016 that, as of such date, and based on and subject to the factors and assumptions set forth in that written opinion, the Share Exchange Ratio in the Share Exchange was fair, from a financial point of view, to the holders of common stock of the Company (other than CCW and its subsidiaries and affiliates).

The written opinion was provided solely for the benefit of the Board of Directors of the Company in connection with its analysis of the Share Exchange and for reference purposes in performing such analysis.

In giving its opinion and conducting analyses with respect to the Share Exchange Ratio, which was the basis for the written opinion, J.P. Morgan has relied upon and assumed the accuracy and completeness of all information that was publicly available or was furnished to or discussed with J.P. Morgan by the Company and CCW or otherwise reviewed by or for J.P. Morgan, and J.P. Morgan has not independently verified (nor has it assumed responsibility or liability for independently verifying) any such information or its accuracy or completeness. J.P. Morgan has not conducted or been provided with any valuation or appraisal of any assets or liabilities, nor has it evaluated the solvency of the Company or CCW under any laws relating to bankruptcy, insolvency or similar matters. In relying on financial analyses and forecasts provided to J.P. Morgan or derived therefrom, J.P. Morgan has assumed that they have been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of the Company and CCW to which such analyses or forecasts relate, and based on the assessments of the management of the Company as to the relative likelihood of achieving the future financial results reflected in the forecasts of CCW prepared by the management of CCW as well as the forecasts of CCW prepared by the management of CCW and adjusted by the management of the Company, J.P. Morgan has relied on such adjusted forecasts of CCW. J.P. Morgan expressed no view as to such analyses or forecasts or the assumptions on which they were based. J.P. Morgan has also assumed that the representations and warranties made by the Company and CCW in the Agreements and the related agreements are and will be true and correct in all respects material to J.P. Morgan’s analysis and that the Company will have no exposure under any indemnification obligations contained within the Agreements or the related agreements in any amount material to J.P. Morgan’s analysis. The opinion and analyses of J.P. Morgan with respect to the Share Exchange Ratio, which was the basis for the written opinion provided by J.P. Morgan, were necessarily based on economic, market and other conditions as in effect on, and the information made available to J.P. Morgan as of September 29, 2016.

The forecasts for the Company and CCW furnished to J.P. Morgan by the Company were prepared by the managements of the Company and CCW. Further, J.P. Morgan relied on forecasts for CCW as adjusted by the management of the Company in giving its opinion and conducting analyses with respect to the Share Exchange Ratio. Neither the Company nor CCW publicly discloses internal management forecasts provided to J.P. Morgan in connection with J.P. Morgan’s analysis of the Share Exchange, and such forecasts were not prepared with a view toward public disclosure. These forecasts were based on numerous variables and assumptions that are inherently uncertain and may be beyond the control of management, including, without limitation, factors related to general economic and competitive conditions and prevailing interest rates. Accordingly, actual results could vary significantly from those set forth in these forecasts.

SMBC Nikko Securities has adopted the market value method (September 29, 2016 will be the reference date, average closing prices of one-month and three-month periods prior to the reference date, as well as the average closing prices of the period from August 15, 2016, which is the business day immediately after the Second Quarter Earnings Release of FY2016 for both entities, up to the reference date) in light of the fact that CCW is listed on TSE and the Fukuoka Stock Exchange (hereinafter referred to as “FSE”) and the Company on TSE, and thus each has a market value. SMBC Nikko Securities has adopted the DCF method in order to reflect the status of future business activities in the computation.

Moreover, the share exchange ratio report by SMBC Nikko Securities was created to serve as reference information for CCW to determine the Share Exchange Ratio and does not represent its views on the fairness of the Share Exchange Ratio agreed to and finalized between the two entities.

Below are the computation results of the number of shares of CCW’s common stock to be allotted for each share of the common stock of the Company based on each valuation method.

Adopted method	Share Exchange Ratio computation result
Average Share Price Analysis	0.74 - 0.78
DCF Analysis	0.67 - 0.85

In principle, SMBC Nikko Securities has taken the information provided from the two entities as well as publicly disclosed information as provided in computing the Share Exchange Ratio, and assumed that such documents and information, etc., are all accurate and complete, and has not conducted independent studies on their accuracy or completeness. SMBC Nikko Securities has not conducted independent evaluations, appraisals or valuations of the assets and liabilities (including contingent liabilities) of the two entities or their affiliates, including individual analysis and evaluation of each asset or liability, and has not requested any third party to perform appraisals or valuations thereof. Additionally, it is assumed that the financial forecasts of the two entities have been rationally prepared by their respective senior management, based on the best predictions and judgment possible at this time. The Share Exchange Ratio computation by SMBC Nikko Securities is based on information and economic conditions current as of September 29, 2016.

Consequently, CCW’s business plan from FY2016 to FY2025, which SMBC Nikko Securities used as one of its computation assumptions in the DCF method, includes business years with significant earnings fluctuations. Specifically, in FY2016, 43.7% operating income growth is estimated year-on-year due to robust growth of the soft drink business and improvement of business quality, and in FY2017, significant growth is expected year-on-year due to the one-time impact of extraordinary losses, etc., from the Kumamoto Earthquake. The Company’s business plan from FY2016 to FY2025 that SMBC Nikko Securities used as the basis for its computation using DCF method also includes business years with major fluctuations. Specifically, considerable earnings growth is expected year-on-year in FY2016 and FY2019 as a result of streamlining mainly in the supply chain area such as manufacturing and logistics/distribution and cost reduction efforts, as well as the realization of investment returns, etc.

iii.	Process of analysis

The two companies requested their respective third-party financial advisors to calculate the Share Exchange Ratio to be used in the Share Exchange, and by referencing the said results and said analysis and in light of due diligence results, etc., proceeded with careful negotiations and discussions regarding the Share Exchange Ratio with comprehensive consideration for the financial status, status of assets, future outlook, etc., and reached a final consensus on the validity of the Share Exchange Ratio. The Share Exchange Ratio was finalized and agreed to at the respective Board of Directors meetings held on September 30, 2016 and the two companies concluded the Share Exchange Agreement on the same day.

iv.	Relationships with the financial advisors

The Company’s financial advisor, J.P. Morgan, and CCW’s financial advisor, SMBC Nikko Securities, are both independent of the Company and CCW, are not related parties of the Company or CCW, and do not have any significant vested interest worthy of indication with regard to the Share Exchange.

v.	Measures to ensure fairness

In order to ensure fairness/validity of the Share Exchange Ratio for the Share Exchange, the Company received a valuation report regarding the Share Exchange Ratio as well as a Fairness Opinion dated September 29, 2016 from the third-party organization, J.P. Morgan, stating that, as of such date, and based on and subject to the factors and assumptions set forth in that written opinion, the Share Exchange Ratio in the Share Exchange was fair, from a financial point of view, to the holders of common stock of the Company (other than CCW and its subsidiaries and affiliates).

In order to ensure fairness/validity of the Share Exchange Ratio of the Share Exchange, CCW received a Share Exchange Ratio Report of the Share Exchange from SMBC Nikko Securities, a third-party organization. CCW has not received a Fairness Opinion from the third-party organization, SMBC Nikko Securities, stating the financial validity of the Share Exchange Ratio for CCW.

The Company has received legal advice on the execution of due diligence and the administrative processes of the Business Integration from Anderson, Mori & Tomotsune, as legal advisor to the Company for the Business Integration.

CCW has received legal advice on the execution of due diligence and the administrative processes of the Business Integration from Mori, Hamada & Matsumoto, as legal advisor to CCW for the Business Integration.

vi.	Measures to prevent conflict of interest

Mr. Irial Finan, Director of the Company, has not been involved in the discussion and resolution of the Share Exchange nor negotiation/discussion of the Share Exchange, as he has been concurrently serving as an executive vice president of The Coca-Cola Company (hereinafter referred to as “TCCC”) that has 100% of issued shares of European Refreshments, Inc., the Company’s top shareholder.

Mr. Vicas Tiku, who had been a Director of CCW not serving as an Audit and Supervisory Committee member up to October 31, 2016, has not been involved in the discussion and resolution of the Share Exchange nor negotiation/discussion of the Share Exchange, as he has been concurrently serving as TCCC’s CFO for Asia Pacific, and was scheduled to be seconded to the Company (seconded as of November 11, 2016).

2)	Reasons for choosing the said type of property as exchange consideration

The two companies selected shares of common stock of CCW, which will be the sole parent company in the Share Exchange, as exchange consideration for the Share Exchange. The two companies judged that shares of common stock of CCW are appropriate as exchange consideration for the Share Exchange because 1) the common stock of CCW is listed on TSE and FSE and has high liquidity and thus trading opportunities are ensured and 2) the Company’s shareholders who receive shares of the common stock of CCW as exchange consideration can benefit from the effect of the Business Integration.

3)	Matters to be noted to avoid impairment of the interests of the Company’s shareholders [other than CCW if the Company and CCW are under common control]

[Not applicable because the Company and CCW are not under common control.]

4)	Matters concerning the adequacy of the amounts of CCW’s capital stock and reserves

The Company and CCW have decided the amounts of CCW’s capital stock and reserves to be increased upon the Share Exchange as follows.

i. Capital stock	0 yen
ii. Legal capital surplus	The amount separately determined by CCW in accordance with Article 39 of the Ordinance on Accounting of Companies
iii. Legal retained earnings	0 yen

The above-mentioned amounts of capital stock and reserves have been determined through discussion between the Company and CCW, comprehensively taking into account CCW’s capital policy following the Share Exchange and other conditions, and within the scope of laws and regulations; therefore, the Company considers these amounts reasonable.

(2)	Reference to exchange consideration (Article 184, Paragraph 1, Item 2 of the Ordinance for Enforcement of the Companies Act)

1)	Provisions of the Articles of Incorporation of CCW

The Articles of Incorporation of CCW are as stated in Attachment 2 “Articles of Incorporation of Coca-Cola West Company, Limited.” The Articles of Incorporation in Attachment 2 are the current Articles of Incorporation of CCW and are to be amended following the Share Exchange as shown in Attachment 3 “Proposed Amendments to the Articles of Incorporation of Coca-Cola West Company, Limited” subject to the approval at CCW’s Ordinary General Meeting of Shareholders to be held on March XX, 2017.

2)	Matters concerning the method of conversion into cash of the exchange consideration

i.	Markets where the exchange consideration is traded

The common stock of CCW is traded at TSE and FSE.

ii.	Brokerage, intermediary or agency for trading of the exchange consideration

The common stock of CCW are traded through securities firms etc. across Japan.

iii.	Restrictions on transfer or other disposal of the exchange consideration

Not applicable.

3)	Matters concerning the market price of the exchange consideration

The price of the common stock of CCW on the first section of TSE trended as follows in the past six months.

						(yen)
Monthly	August 2016	September	October	November	December	January 2017
Highest stock price	2,812	2,900	3,175	3,275	3,485	3,475
Lowest stock price	2,295	2,332	2,860	2,970	3,135	3,235

The market price of the common stock of CCW, trends, etc. can be viewed at the website of the Japan Exchange Group (http://www.jpx.co.jp/) where quotes, charts, etc. are available.

4)	Balance sheets of CCW for the past five fiscal years

Since CCW has filed an annual securities report for each fiscal year in accordance with the provisions of Article 24, Item 1 of the Financial Instruments and Exchange Act, statement is omitted.

(3)	Matters concerning the adequacy of the provisions regarding share acquisition rights pertaining to share exchange (Article 184, Paragraph 1, Item 3 of the Ordinance for Enforcement of the Companies Act)

Not applicable.

(4)	Matters concerning financial statements etc. (Article 184, Paragraph 1, Item 4 of the Ordinance for Enforcement of the Companies Act)

1)	Following matters concerning CCW

i.	Financial statements etc. for the most recent fiscal year

The details of financial statements etc. of CCW for the most recent fiscal year (from January 1, 2016 to December 31, 2016) are as stated in Attachment 4(General Meeting of Shareholders – Annex: Reference Documents) “The Contents for the Financial Statements for the Final Fiscal Year for Coca-Cola West Company, Limited.”

ii.	Details of extraordinary financial statements etc. with an extraordinary closing date after the last day of the most recent fiscal year

Not applicable.

iii.	Details of disposal of material property, incurrence of material liabilities and other events having a material effect on the state of company property that have occurred after the last day of the most recent fiscal year

Not applicable.

2)	Concerning the Company: Details of disposal of material property, incurrence of material liabilities and other events having a material effect on the state of company property that have occurred after the last day of the most recent fiscal year

Not applicable.

Attachment 1

Share Exchange Agreement(copy)

(See Appendix B to the prospectus which is part of this registration statement.)

Attachment 2

Articles of Incorporation of Coca-Cola West Company, Limited

(See Exhibit 3.1 to this registration statement.)

Attachment 3

Proposed Amendments to the Articles of Incorporation of Coca-Cola West Company, Limited

(Underlined portions are amended.)

Current Articles of Incorporation	Proposed Amendment
CHAPTER 1 : GENERAL PROVISIONS	CHAPTER 1 : GENERAL PROVISIONS

(Company’s Name)	(Company’s Name)

Article 1 The name of the Company shall be “Coca-Cola West Kabushiki Kaisha” and in English, “Coca-Cola West Company, Limited.”	Article 1 The name of the Company shall be “Coca-Cola Bottlers Japan Kabushiki Kaisha” and in English, “Coca-Cola Bottlers Japan Inc.”

(Purpose)	(Purpose)

Article 2 The purpose of this Company is to engage in the following businesses:	Article 2 The purpose of this Company is to engage in the following businesses and, through holding shares or equity in the companies engaging in the following businesses, to control and manage the business activities of such companies:

(1) - (10) (Provisions omitted)	(1) - (10) (The same as the current provisions)

(11) Conduct tracking business, automobile freight forwarding business and warehousing business	(11) Conduct tracking business, consigned freight forwarding business, automobile freight forwarding business and warehousing business

(12) Conduct general leasing and factoring business	(12) Conduct general leasing and factoring business

(New)	(13) Rental of TVs, refrigerators, laundry equipment, lockers, etc. for hospital facilities, etc.

(13) - (19) (Provisions omitted)	(14) - (20) (The same as the current provisions)

(20) Repair and maintain automobiles	(21) Sell, purchase, repair and maintain automobiles

(21) - (22) (Provisions omitted)	(22) - (23) (The same as the current provisions)

(New)	(24) Electric work business

(New)	(25) Purchase and sale of secondhand articles

(23) - (24) (Provisions omitted)	(26) - (27) (The same as the current provisions)

Article 3 - Article 5 (Provisions omitted)	Article 3 - Article 5 (The same as the current provisions)

CHAPTER 2 : SHARES	CHAPTER 2 : SHARES

(Total Number of Shares of Stocks)	(Total Number of Shares of Stocks)

Article 6 The total number of shares of stock to be issued by the Company shall be two hundred seventy million shares.	Article 6 The total number of shares of stock to be issued by the Company shall be five hundred million shares.

Article 7 - Article 12 (Provisions omitted)	Article 7 - Article 12 (The same as the current provisions)

Current Articles of Incorporation	Proposed Amendment
CHAPTER 3 : GENERAL MEETING OF SHAREHOLDERS	CHAPTER 3 : GENERAL MEETING OF SHAREHOLDERS

Article 13 - Article 19 (Provisions omitted)	Article 13 - Article 19 (The same as the current provisions)

CHAPTER 4 : DIRECTORS AND BOARD OF DIRECTORS	CHAPTER 4 : DIRECTORS AND BOARD OF DIRECTORS

(Number of Directors)	(Number of Directors)

Article 20 The Company shall have up to 15 Directors (excluding those serving as Audit and supervisory committee members) in our company.	Article 20 The Company shall have up to 10 Directors (excluding those serving as Audit and supervisory committee members) in our company.

2. (Provisions omitted)	2. (The same as the current provisions)

Article 21 - Article 27 (Provisions omitted)	Article 21 - Article 27 (The same as the current provisions)

(Exemption of Liabilities by Directors) Article 28 ( New)

(Exemption of Liabilities by Directors)

Article 28 Pursuant to Article 426, Paragraph 1 of the Companies Act, we may exempt liability of directors (including former directors) for damage in the event that he/she fails to perform his/her duties via a resolution by the Board of Directors to the extent permitted by laws and regulations.

The Company and Directors (excluding those who are executive Directors etc.) may enter into an agreement which limits their liability for damages resulting from neglect of duty in accordance with the provisions of Article 427, Paragraph 1 of the Companies Act; provided, however, that the limit of liability for damages pursuant to such agreement shall be the amount provided for in laws and regulations.	2. The Company and Directors (excluding those who are executive Directors etc.) may enter into an agreement which limits their liability for damages resulting from neglect of duty in accordance with the provisions of Article 427, Paragraph 1 of the Companies Act; provided, however, that the limit of liability for damages pursuant to such agreement shall be the amount provided for in laws and regulations.

(Consultants and advisors) Article 29 The Company may assign a few consultants and advisors via a resolution by the Board of Directors.	(Deleted)

CHAPTER 5 : AUDIT AND SUPERVISORY COMMITTEE Article 30 - Article 32 (Provisions omitted)	CHAPTER 5 : AUDIT AND SUPERVISORY COMMITTEE Article 29 - Article 31 (The same as the current provisions)

CHAPTER 6 : ACCOUNTS Article 33 - Article 35 (Provisions omitted)	CHAPTER 6 : ACCOUNTS Article 32 - Article 34 (The same as the current provisions)

Current Articles of Incorporation	Proposed Amendment

SUPPLEMENTARY PROVISIONS

The trade name of the Company is predicated

on the trade name usage agreement entered into on January 1, 2009 between the Company and The Coca-Cola Company headquartered at N.W. Coca-Cola Plaza, Atlanta, Georgia in the United States, which allows the use and partial use of The Coca-Cola Company’s trade names “koka-kora” and “Coca-Cola.” The said permission remains valid only during the period set forth by the agreement and the Company shall immediately cease the usage if The Coca-Cola Company revokes the permission.

SUPPLEMENTARY PROVISIONS 2

(Provisions omitted)

SUPPLEMENTARY PROVISIONS

The trade name of the Company is predicated on the trade name usage agreement entered into on April 1, 2017 between the Company and The Coca-Cola Company headquartered at N.W. Coca-Cola Plaza, Atlanta, Georgia in the United States, which allows the use and partial use of The Coca-Cola Company’s trade names “koka-kora” and “Coca-Cola.” The said permission remains valid only during the period set forth by the agreement and the Company shall immediately cease the usage if The Coca-Cola Company revokes the permission.

SUPPLEMENTARY PROVISIONS 2

(The same as the current provisions)

Third Item: Election of Nine (9) Directors

The term of office for all ten (10) Directors shall expire at the conclusion of the FY2016 Ordinary General Meeting of Shareholders.

Accordingly, the Company hereby proposes to elect nine (9) Directors as follows.

The candidates for Directors are as follows.

No.	Name (Date of birth)	Past experience, positions, area of responsibilities and important concurrent positions		Number of shares in the Company held
1	Jawahar Solai Kuppuswamy (May 1, 1964) Reappointment	Oct. 1997:	Joined Coca-Cola India and Hindustan Coca-Cola Beverage Pvt. Limited (“HCCBPL”). Region Manager, HCCBPL	—
		Jan. 2000:	Finance Region Manager & Finance General Manager, HCCBPL
		Oct. 2005:	The Coca-Cola Company (Atlanta Head Office)
		Jun. 2006:	Director (Financial Planning & Analysis), HCCBPL
		Jul. 2008:	Vice President (Procurement), HCCBPL
		Jul. 2013:	CFO & Executive Director, HCCBPL
		Mar. 2016:	Director, the Company
		Apr. 2016:	Representative Director & Vice President & Executive Officer & Chief Financial Officer, the Company (current position)

Reasons for selection of the Director candidate

Jawahar Solai Kuppuswamy has been engaged in the finance function at a Coca-Cola bottler overseas for many years. Utilizing his insight concerning finance and accounting, he has been serving as Chief Financial Officer since 2006. The Company selected him as a Director candidate again in the expectation that he will contribute to strengthening of the Board of Directors’ decision-making function and supervisory function by utilizing his experience and insight as a member of the Company’s Board of Directors.

2	Costel Mandrea (July 21, 1974) Reappointment	Oct. 1998:	Trade Manager, in charge of Romania and Moldova, Coca-Cola Morino Beverages (Timişoara)	—
		May 2000:	Marketing Manager, in charge of the East Zone, Coca-Cola HBC Romania (Bucharest)
		May 2005:	Operational Manager, Coca-Cola HBC Romania
		Sep. 2006:	Director responsible for Commercial Operations, Central Office (Athene), Coca-Cola Hellenic
		Jan. 2010:	Key Account Director, Coca-Cola HBC Eurasia (Moscow)
		Jan. 2013:	Director responsible for RTM, Head office, Coca-Cola Hellenic Bottling Company
		Jan. 2015:	Senior Executive Officer & Senior Mgr. of Marketing & Commercial Leadership
		Jul. 2015:	Vice President & Executive Officer & Chief Commercial Officer, the Company
		Mar. 2016:	Director, Executive Vice President & Chief Commercial Officer, the Company (current position)

Reasons for selection of the Director candidate

Costel Mandrea has been responsible for marketing at several Coca-Cola bottlers overseas. Utilizing his experience and knowledge, Costel Mandrea has been responsible for the Company’s commercial affairs function. The Company selected him as a Director candidate again in the expectation that he will contribute to strengthening of the Board of Directors’ decision-making function and supervisory function by utilizing his experience and insight as a member of the Company’s Board of Directors.

No.	Name (Date of birth)	Past experience, positions, area of responsibilities and important concurrent positions		Number of shares in the Company held
3	Haruko Ozeki (March 5, 1963) Reappointment	Apr. 1985:	Joined Nippon Kogaku Kogyo K.K. (currently Nikon Corporation)	—
		Aug. 1997:	Legal Counsel, Coca-Cola (Japan) Co., Ltd.
		Aug. 2003:	Legal Director, Amazon Japan K.K.
		Jan. 2008:	Executive Officer & Senior Legal Director at Bristol-Myers K.K.
		Dec. 2011:	Executive Operation Officer & General Counsel at Siemens Japan K.K.
		Sep. 2013:	Senior Executive Officer & Chief Legal Officer, the Company
		Mar. 2015:	Director & Senior Executive Officer & Chief Legal Officer, the Company (current position)

Reasons for selection of the Director candidate

Utilizing her abundant experience and knowledge gained concerning other companies’ legal affairs functions, Haruko Ozeki has been responsible for the Company’s legal affairs function. The Company selected her as a Director candidate again in the expectation that she will contribute to strengthening of the Board of Directors’ decision-making function and supervisory function by utilizing her experience and insight as a member of the Company’s Board of Directors.

4	Naruhiko Kawamoto (October 4, 1954) Reappointment	Apr. 1978:	Joined Mitsubishi Corporation (“MC”)	—
		Apr. 1998:	EVP & GM of Machinery Dept., Mitsubishi France S.A.S
		Dec. 2001:	Assistant GM of Traffic Systems Unit, MC (Head office)
		Apr. 2009:	Mgr. of International Economic Cooperation Unit, MC
		Sep. 2012:	Corporate Officer, Deputy Grp. COO of Corporate Administration Grp., Coca-Cola Central Japan.
		Jul. 2013:	Director & Executive Officer & Senior Mgr. of Corporate Administration, Finance Function, the Company
		Jan. 2016	Director & Executive Officer & Senior Mgr. of Corporate Administration, Legal Function, the Company (current position)

Reasons for selection of the Director candidate

Utilizing his abundant experience and knowledge gained at Mitsubishi Corporation, Naruhiko Kawamoto has been responsible for the Company’s corporate administration function. The Company selected him as a Director candidate again in the expectation that he will contribute to strengthening of the Company’s corporate governance and the Board of Directors’ decision-making function and supervisory function by utilizing his experience and insight as a member of the Company’s Board of Directors.

5	Irial Finan (June 14, 1957) Reappointment	1984:	Finance Director, Coca-Cola Bottlers Ireland Ltd	—
		1991:	Managing Director, Coca-Cola Bottlers Ulster Ltd
		1995:	Managing Director, Coca-Cola Molino Beverages & Joint Managing Director, Hellenic Bottling Company
		Mar. 2001:	CEO, Coca-Cola HBC SA
		Aug. 2004:	EVP, The Coca-Cola Company (President, Bottling Investments) (current position)
		Mar. 2012:	Director, Coca-Cola Central Japan.
		Jul. 2013:	Director, the Company (current position)
(Important concurrent positions)
EVP, The Coca-Cola Company (President, Bottling Investments)

Reasons for selection of the External Director candidate

Irial Finan has been engaged in management of The Coca-Cola Company and in the Coca-Cola business for many years, serving as President of Bottling Investments Groups that controls Coca-Cola bottlers worldwide. He has been providing appropriate advice and supervision concerning management of the Company from a practical perspective based on his abundant experience and insight as a manager. Thus, the Company selected him as an External Director candidate again.

His term of office as an External Director will reach 5 years, including his term of office at Coca-Cola Central Japan Co., Ltd., at the conclusion of the FY2016 Ordinary General Meeting of Shareholders.

	Daniel Sayre (July 13, 1956) Reappointment	1983:	Joined The Coca-Cola Company (“TCCC”)	—
		1991:	Coca-Cola Trademark Marketing Director, Coca-Cola USA, TCCC
6		1994:	VP & Division Marketing Manager, River Plate Div., TCCC
		2003:	Division President, Latin Center Div., TCCC
		Aug. 2006:	Representative Director & President, Coca-Cola (Japan) Co., Ltd.
		Jan. 2013:	President, Northwest Europe & Nordics Div., TCCC
		Jul. 2013:	Director, the Company (current position)
		Jan. 2015:	President, Western Europe Business Unit, TCCC (current position)
(Important concurrent positions) President, Western Europe Business Unit, TCCC

Reasons for selection of the External Director candidate

Daniel Sayre has been engaged in management of The Coca-Cola Company and also has experience in serving as the Representative Director & President, Coca-Cola (Japan) Co., Ltd. Utilizing his experience and insight, he has been providing practical advice concerning management of the Company. Thus, the Company selected him as an External Director candidate again.

His term of office as an External Director will reach 3 years and 9 months at the conclusion of the FY2016 Ordinary General Meeting of Shareholders.

No.	Name (Date of birth)	Past experience, positions, area of responsibilities and important concurrent positions		Number of shares in the Company held
	Haruhiko Inagaki (April 13, 1954) Reappointment	Apr. 1979:	Joined Coca-Cola (Japan) Co., Ltd.	—
		May 1986:	Joined Hokuriku Coca-Cola Bottling Co., Ltd. (“Hokuriku”)
		Mar. 1993:	Managing Director, Hokuriku
7		Dec. 2000:	Representative Director & President, Hokuriku (current position)
		Mar. 2012:	Director, Coca-Cola Central Japan.
		Jul. 2013:	Director, the Company (current position)
(Important concurrent positions) Representative Director & President, Hokuriku Coca-Cola Bottling Co., Ltd.

Reasons for selection of the External Director candidate

Haruhiko Inagaki has been engaged in management for many years, serving as the Representative Director & President of Hokuriku Coca-Cola Bottling Co., Ltd. Utilizing his experience and insight, he has been providing effective advice concerning management of the Company. Thus, the Company selected him as an External Director candidate again.

His term of office as an External Director will reach 5 years, including his term of office at Coca-Cola Central Japan Co., Ltd., at the conclusion of the FY2016 Ordinary General Meeting of Shareholders.

	Keiji Takanashi (March 2, 1946) Reappointment	Apr. 1969:	Joined Tokyo Coca-Cola Bottling Co., Ltd. (“Tokyo”)	87,175 shares
		Jan. 1983:	Manager of Management Planning Office, Tokyo
		Feb. 1983:	Director, Manager of Management Planning Office, Tokyo
		Feb. 1985:	Managing Director, Tokyo
		Jul. 1990:	Representative Executive Director, Tokyo
		Dec. 1991:	Representative Director & President, Tokyo
		Nov. 2007:	Representative Director & Chairman & CEO, Tokyo
8		Jul. 2013:	Executive Adviser, Tokyo
		Jul. 2013:	Director, the Company (current position)

Reasons for selection of the Director candidate

Keiji Takanashi has been engaged in management for many years, serving as the Representative Director & President of Tokyo Coca-Cola Bottling Co., Ltd. Utilizing his experience and insight, he has been providing advice and supervision concerning management of the Company from a practical perspective. Thus, the Company selected him as a Director candidate again.

	Hiroshi Yoshioka (October 26, 1952) Reappointment	Apr. 1975:	Joined Japan Radio Co., Ltd.	—
		Jan. 1979:	Joined Sony Corporation (“Sony”)
		Oct. 2001:	Representative Director & President of Sony Ericsson Mobile Communications Ltd. (current Sony Mobile Communications Inc.)
		Apr. 2003:	CVP, Sony Ericsson Mobile Communications AB
		Nov. 2005:	Corporate Officer & SVP, Sony
		Apr. 2008:	Corporate Officer & EVP, Sony
9		Apr. 2009:	Executive Officer & VP, Sony (resigned as of December, 2012)
		Jul. 2013:	Director, the Company (current position)

Reasons for selection of the External Director candidate

Utilizing his experience and insight gained at Sony Corporation, Hiroshi Yoshioka has been providing advice and supervision concerning management of the Company from a practical and objective perspective. Thus, the Company selected him as an External Director candidate again.

His term of office as an External Director will reach 3 years and 9 months at the conclusion of the FY2016 Ordinary General Meeting of Shareholders.

(Notes)

1.	Irial Finan, a Director candidate, is the Executive Vice President of The Coca-Cola Company with which the Company has entered into an agreement for manufacturing and sales of Coca-Cola and other products and use of trademarks as well as the Capital and Business Alliance Agreement.
2.	Daniel Sayre, a Director candidate, is the President, Western Europe Business Unit of The Coca-Cola Company with which the Company has entered into an agreement for manufacturing and sales of Coca-Cola and other products and use of trademarks and the Capital and Business Alliance Agreement.
3.	Haruhiko Inagaki, a Director candidate, is the Representative Director and President of Hokuriku Coca-Cola Bottling, Co., Ltd. with which the Company has a business relationship such as purchase of products.
4.	The Company has no special interest with other Director candidates.
5.	Irial Finan, Daniel Sayre, Haruhiko Inagaki and Hiroshi Yoshioka are External Director candidates.
6.	The Company has registered Haruhiko Inagaki and Hiroshi Yoshioka, External Director candidates, as independent officers at the Tokyo Stock Exchange.
7.	Irial Finan, a Director candidate, is the Executive Vice President of The Coca-Cola Company, which is a special related party of the Company.
8.	Daniel Sayre, a Director candidate, is the President, Western Europe Business Unit of The Coca-Cola Company, which is a special related party of the Company.
9.	The Company has entered into limited liability agreements with External Directors Irial Finan, Daniel Sayre, Haruhiko Inagaki and Hiroshi Yoshioka and Director Keiji Takanashi for limiting liability for damages as provided for in Article 423, Paragraph 1 of the Companies Act and the limit of liability under the said agreements shall be the minimum liability amount prescribed by law. Upon approval of this proposal, the Company intends to maintain the said agreement with each of the Directors mentioned above.

(Reference) Criteria for Election of External Directors

The Board of Directors has established the Criteria for Election of External Directors as described below in order to clarify and strengthen the function of External Directors.

1.	Several External Directors shall be elected from among individuals with practical perspectives based on abundant experience as corporate managers and individuals with objective and expert perspectives based on deep insight concerning social and economic trends. Through their diverse perspectives, External Directors help the Board of Directors realize appropriate decision-making and management supervision.

2.	In order to fulfill the purpose of electing External Directors, care shall be exercised to ensure their independency(Note) and effectiveness of the Board of Directors shall be enhanced.

3.	When electing corporate managers as External Directors, such corporate managers shall be individuals who are deemed not to have any conflict of interest with general shareholders.

(Note) Policy for Independency concerning the Criteria for Election of External Officers

In addition to the requirements for independency specified by Tokyo Stock Exchange, the Company checks whether any of the items (1) to (5) below apply to the person concerned, in order to determine the person’s independency.

(1)	A major shareholder of the Company (exceeding 10%) or a member of business personnel of such shareholder

(2)	Member of business personnel of a principal creditor of the Company (2% or more of total assets on a consolidated basis)

(3)	Member of business personnel of a principal customer/supplier of the Company (2% or more of net sales on a consolidated basis)

(4)	A provider of a professional service to the Company, receiving cash or other financial benefits from the Company, other than Directors’ or Corporate Auditors’ remuneration, where the amount exceeds 10 million yen per fiscal year

(5)	A representative or partner of the Company’s Accounting Auditor.

Fourth Item: Election of Two (2) Corporate Auditors

The terms of office for Corporate Auditors Mr. Tomizo Nagafuchi, Mr. Yutaka Sugita and Mr. Sadao Nozaki shall expire at the conclusion of the FY2016 Ordinary General Meeting of Shareholders.

Accordingly, the Company hereby proposes to elect two (2) Corporate Auditors as follows.

The candidates for Corporate Auditors are as follows.

This item has been approved by the Audit & Supervisory Board.

No.	Name (Date of birth)	Past experience, positions and significant concurrent positions		Number of shares in the Company held
1	Tomizo Nagafuchi (Oct. 12, 1953)	Apr.1978	Joined Mitsui & Co., Ltd. (Mitsui)	3,800 shares
		Oct.2000	GM of Planning & Administrative Div., Jakarta Office, Mitsui
		Jul.2001	GM of General Affairs and Planning Div. of PT Mitsui Indonesia
		Dec.2003	Deputy GM of Overseas Business Administration Dept., Corporate Planning & Strategy Div., Mitsui
		Oct.2007	Deputy GM of Corporate Planning & Strategy Div., Mitsui
		Apr.2009	GM of Tohoku Office, Mitsui
		Apr.2010	Associate Officer, GM of Tohoku Office, Mitsui
		Jul.2013	Full-Time Corporate Auditor, the Company (current position)

Reasons for selection of the Corporate Auditor candidate

Tomizo Nagafuchi has abundant experience and knowledge gained at Mitsui & Co., Ltd, and is able to utilize his experience as a Corporate Auditor of the Company. Thus, the Company selected him as a Corporate Auditor candidate again.

His term of office as an External Corporate Auditor will reach 3 years and 9 months at the conclusion of the FY2016 Ordinary General Meeting of Shareholders.

2	Yutaka Sugita (Dec. 16, 1961)	Apr.1985	Joined Fuji Coca-Cola Bottling Co., Ltd.	2,300 shares
		Oct.2005	Mgr. of Performance Management Dept., Coca-Cola Central Japan Co., Ltd. (CCCJ)
		Jul.2007	Mgr. of Profit & Loss Management Dept., CCCJ
		Dec.2009	GM of Accounting Dept., CCCJ
		Mar.2012	Corporate Officer, GM of Accounting Dept., CCCJ
		Jul.2013	Full-Time Corporate Auditor, the Company (current position)

Reasons for selection of the Corporate Auditor candidate

Yutaka Sugita has been engaged in accounting-related business of the Company for many years and has considerable knowledge about finance and accounting and is able to utilize his experience as a Corporate Auditor of the Company.

Thus, The Company selected him as a Corporate Auditor candidate again.

(Notes)

1.	The Company has registered Tomizo Nagafuchi, an External Corporate Auditor candidate, as an independent officer at the Tokyo Stock Exchange.
2.	The Company has entered into limited liability agreements with External Corporate Auditor Tomizo Nagafuchi and Corporate Auditor Yutaka Sugita for limiting liability for damages as provided for in Article 423, Paragraph 1 of the Companies Act and the limit of liability under the said agreements shall be the minimum liability amount prescribed by law. Upon approval of this proposal, the Company intends to maintain the said agreement with each of the Corporate Auditors mentioned above.

(Reference 1) Management Structure of Coca-Cola Bottlers Japan Inc.

The management structure of Coca-Cola Bottlers Japan Inc., a holding company from April 1, 2017 onward, following the business integration, will be as follows.

Directors (excluding Directors serving as Audit and Supervisory Committee members)
Representative Director	Tamio Yoshimatsu
Representative Director	Vikas Tiku
Director	Yasunori Koga
Director	Costel Mandrea
Director	Hiroshi Yoshioka (External Director)

Directors serving as Audit and Supervisory Committee members
Director	Tadanori Taguchi
Director	Zenji Miura (External Director)
Director	Irial Finan (External Director)
Director	John Murphy (External Director)

(Reference 2) Scheme of the Business Integration

CCW: Coca-Cola West Company, Limited

CCEJ: Coca-Cola East Japan Co., Ltd. (the Company)

Upon conclusion of the Share Exchange Agreement (September 30, 2016)

Establish New CCW (October 27, 2016)	Establish New CCW Establishment Preparation Co., Ltd. (New CCW) as a wholly owned subsidiary of CCW.

Share Exchange (April 1, 2017)	Share Exchange with CCW as sole parent company and CCEJ as wholly owned subsidiary in the Share Exchange.

Company split (April 1, 2017)

Absorption-type split transaction, which transfers the rights and obligations of all of CCW’s businesses other than its group management/administration operations and the management of its assets to New CCW, with CCW as the splitting stock company and New CCW as the succeeding stock company, subject to the entry into force of the Share Exchange.

After execution

Change CCW’s trade name to Coca-Cola Bottlers Japan Inc. (CCBJI), and change New CCW’s trade name to “Coca-Cola West Company, Limited.” The change of trade name to CCBJI is an integral part of this integration through the holding company structure and is to be implemented simultaneously with the Share Exchange.

(Reference Documents)

Business Report

(From January 1, 2016 to December 31, 2016)

1.	Current Status of the Coca-Cola East Japan Group

(1)	Business Progress and Results

CCEJ was formed after the integration of the four Kanto and Tokai region Coca-Cola bottling companies on July 1, 2013, and the subsequent acquisition of Sendai Coca-Cola Bottling Company (“Sendai”) on April 1, 2015. As part of the company’s mid-term strategic plan, the One+ Roadmap for Growth, we have promoted the transformation of our business, with a strong focus on people, processes and system capabilities.

During FY2016, CCEJ conducted an absorption-type merger with Coca-Cola East Japan Products Co., Ltd. On October 1, 2016. On September 30, 2016, CCEJ and Coca-Cola West Company, Limited agreed to integrate their businesses through a combination of a share exchange and absorption-type company split whose effective date is April 1, 2017.

Regarding sales activities, as part of the “Taste the Feeling” global campaign for which a catchphrase unique to Japan, “Ajiwaou, Hajikeru Oishisawo,” is also used, CCEJ executed the “Coca-Cola Summer Campaign 2016” whose concept was “Taste the golden moment with Coca-Cola” coinciding with the 2016 Summer Olympics in Rio de Janeiro in order to capture demand in the peak period.

The “Vending Machine +2oC Campaign” executed in FY2015 received very favorable responses from consumers. During this campaign, the temperature setting of vending machines for hot beverages is increased by 2 degrees centigrade to serve hot beverages that are even tastier. Having positioned this campaign as a regular winter campaign, CCEJ executed it again in FY2016. Moreover, as a “Coca-Cola Winter Campaign,” CCEJ introduced ribbon bottles that transform into bottles with a ribbon for Coca-Cola and Coca-Cola Zero to stimulate demand at Christmas as well at the year-end and the New Year.

For the vending machine channel, CCEJ introduced products dedicated to this channel and executed a point program based on the “Coke On” smartphone app and “Smartphone-linked Vending Machines.” Other initiatives to improve profitability of this important channel included removal and relocation of unprofitable vending machines, cultivation of indoor locations with high profitability, and promotion of cost reduction.

In FY2016, total BAPC (Bottler Actual Physical Cases) sales volume of CCEJ grew 4% year-on-year, led by continued good performance of newly launched products and the above-mentioned sales activities as well as the integration of Sendai. Full-year volume excluding the integration impact (comparison with FY2015 volume assuming that Sendai was integrated at the beginning of FY2015) was up 2%.

Full-year volume performance by channels was as follows: Drug & Discounter channel up 15%, Convenience Store channel up 5%, Supermarket channel up 4%, Eating & Drinking channel up 3% and Vending channel down 1%.

Sparkling beverage volume grew 3% in FY2016, led by growth of trademark Coca-Cola, Coca-Cola Zero, Fanta, etc. Non-sugar tea volume grew 4%. Water grew 11%, led by continued good performance of our portfolio of water brands, including new product launches of the more premium, smaller package size I LOHAS water and growth of 2L Mori-no-Mizu Dayori brand. Coffee volume continued to grow, up 6%, mainly driven by customer-exclusive branded products and Georgia The Premium series. Juice volume grew 2%. Sports drinks volume decreased 5%, reflecting overall slowdown of the growth of this category market.

Full-year performance by channel and by category each included increases by the integration of Sendai.

CCEJ’s consolidated net sales for the year under review were JPY 572,496 million (up 2% compared with the prior year period), mainly attributable to volume growth as well as the integration of Sendai as of April 1, 2015. Operating income grew significantly to JPY 18,489 million (up 71% compared with the prior year period), driven by gross profit increase reflecting continuous synergy capture from supply chain efficiency, volume growth, etc. Additionally, growth of advertisement and sales promotion expenses, sales commissions, etc. due to volume growth partially offset by lower labor expenses, etc. resulted in a moderate increase of sales, general and administrative expenses. Net income attributable to owners of parent was JPY10,718 million (up 100% compared with the prior year period), due to the increase in operating income, decrease of extraordinary loss, etc.

In FY2017, we will continue to focus on profitable growth and optimizing investment and returns. Together with our partners at Coca-Cola Japan (CCJC), we plan extensive deployment of high value-added and premium products including functional benefits, innovation in ingredients and packaging and strong execution of marketing and sales promotion activities.

For the Coca-Cola brand, we will introduce a new FOSHU product, “Coca-Cola Plus” in March 2017 as an expansion to the growing FOSHU (Food for Specified Health Usage) category. We will also continue the successful, Taste the Feeling global campaign, along with an introduction of new package graphics in trademark Coca-Cola, aiming to energize and drive the growth of trademark Coca-Cola and the sparkling beverage category. In non-sugar tea, we have launched “Karadameguricha Advance”, a new functional claim tea brand. By strengthening sales of high value, immediate consumption offerings, we aim to drive improvements in overall pricing and mix environment and support improved profitability.

(2)	Capital Investment

Capital investment, including leases, amounted to 35,935 million yen for FY2016. The major items were additional placements and renewal of vending machines and new installations and renewal of manufacturing equipment.

Capital investment was financed by own funds, bank borrowings, and bonds issued.

(3)	Financing

The Company borrowed 13 billion yen from financial institutions as long-term loans payable.

(4)	Issues to be Addressed

The soft drink industry in Japan continues to face challenges amid diversification of needs of consumers and customers and the fierce sales competition between the soft drink companies.

Business integration between CCEJ and Coca-Cola West Company, Limited is scheduled on April 1, 2017. Through this business integration, we will aim to achieve further growth by developing our community-based sales activities that the two companies had established in each of their business areas, reinforcing cost competitiveness in the supply chain, business process reengineering, optimizing the allocation of personnel, and reviewing the way the entire Coca-Cola System should be positioned in Japan. We will also aim to coexist and co-prosper with the local communities by ensuring community-based business activities and social contribution activities.

In addition, through our partnership with Coca-Cola (Japan) Co., Ltd., we will vigorously conduct sales promotion activities and introduction of new products, while pursuing further synergy through the business integration and accelerating growth to become a world-class Coca-Cola bottler based in Japan.

We request your continuing support in our endeavors.

(5)	Trend of Assets and Earnings

	(Millions of yen)
Item	FY2013	FY2014	FY2015	FY2016
Net sales	372,792	523,299	563,162	572,496
Ordinary income	7,732	9,606	10,411	17,921
Net income attributable to owners of parent	11,582	3,434	5,354	10,718
Net income per share	yen 139.69	yen 28.37	yen 42.70	yen 84.51
Total assets	314,490	342,672	371,771	369,640
Net assets	216,191	213,754	230,945	233,635

Notes:

1.	Amounts less than the units indicated are rounded down.
2.	The Company conducted a share exchange on July 1, 2013 through which the Company became the wholly owning parent company of Mikuni Coca-Cola Bottling Co., Ltd., Tokyo Coca-Cola Bottling Co., Ltd., and Tone Coca-Cola Bottling Co., Ltd., which became wholly owned subsidiaries.
3.	CCEJ began operations as an integrated company starting in the third quarter of FY2013. As a result, the above results reported in FY2013 reflect the consolidated results of CCEJ in the third and fourth quarters and the consolidated results of Coca-Cola Central Japan (CCCJ) before management integration for the first and second quarters.
4.	The Company conducted a share exchange on April 1, 2015 through which the Company became the wholly owning parent company of Sendai Coca-Cola Bottling Co., Ltd., which became a wholly owned subsidiary.

(6)	Major Parent Companies and Subsidiaries

1)	Relationship with Parent Companies Not applicable.

2)	Major Subsidiaries

Company name	Capital (Millions of yen)	Investment ratio (%)	Major business
FV East Japan Co., Ltd.	100	100	Sales of beverages

Notes:

The Company has 2 consolidated subsidiaries including the above 1 major subsidiary, 1 non-consolidated subsidiary and 3 equity-method affiliates.

3)	Others

The Company has entered into an Agreement with The Coca-Cola Company and Coca-Cola (Japan) Co., Ltd. for manufacturing and sales of Coca-Cola and other products and use of the trademarks etc. in Tokyo and 15 prefectures in the Kanto, Koshinetsu, Chubu and South Tohoku regions.

In addition, the Company has entered into the Capital and Business Alliance Agreement with The Coca-Cola Company, Coca-Cola (Japan) Co., Ltd. and Coca-Cola West Company, Limited in order to further promote development and to enhance corporate value.

(7)	Principal Business

The Group’s principal business is manufacturing and sales of non-alcoholic beverages and the Group conducts businesses related to the said business, including maintenance and repair of sales equipment and distribution of products and goods.

(8)	Principal Sales Offices and Plants

1)	The Company’s Principal Business Office

Head Office	Minato-ku, Tokyo

2)	The Company’s Principal Factories

Ibaraki Plant	Tsuchiura-shi, Ibaraki Prefecture
Iwatsuki Plant	Saitama-shi, Saitama Prefecture
Saitama Plant	Yoshimi-machi, Hiki-gun, Saitama Prefecture
Tama Plant	Higashikurume-shi, Tokyo
Ebina Plant	Ebina-shi, Kanagawa Prefecture
Tokai Plant	Tokai-shi, Aichi Prefecture
Hakushu Plant	Hokuto-shi, Yamanashi Prefecture
Zao Plant	Zao-machi, Katta-gun, Miyagi Prefecture

3)	Principal Business Office of a Subsidiary

FV East Japan Co., Ltd.	Minato-ku, Tokyo

(9)	Employees

1)	The Group

Number of employees	Change from end of FY2015
8,159 employees	-196 employees

Notes:

1. Temporary employees numbering 2,495 are not included in the above number of employees.

2. Executive Officers are included in the above number of employees.

2)	The Company

Number of Employees	Change from end of FY2015
6,995 employees	+2,791 employees

Notes:

1. Temporary employees numbering 1,873 are not included in the above number of employees.

2. Executive Officers are included in the above number of employees.

3. The number of employees increased by 2,791 in FY2016. This increase was mainly due to the merger with Sendai Coca-Cola Bottling Co., Ltd. on January 1, 2016 and Coca-Cola East Japan Products Co., Ltd. on October 1, 2016.

(10)	Principal Lenders

Lender	Outstanding Borrowings (Millions of yen)
Mitsubishi UFJ Trust and Banking Corporation.	8,000
Sumitomo Mitsui Banking Corporation	5,000

2.	Shares of the Company

(1) Total Number of Authorized Shares	487,000,000 shares

(2) Total Number of Issued Shares	126,840,937 shares
(excluding 839,207 shares of treasury stock)

(3) Total Number of Shareholders	25,944 shareholders

(4) Major Shareholders

Name of shareholder	Number of shares held (Shares)	Shareholding ratio (%)
European Refreshments	20,605,579	16.24
Coca-Cola (Japan) Co., Ltd.	16,669,354	13.14
Senshusha Co., Ltd.	5,451,200	4.29
Toyo Seikan Group Holdings Ltd.	5,126,090	4.04
Kamei Corporation	3,373,548	2.65
State Street Bank and Trust Company 505001	2,717,430	2.14
Hikitaka Co., Ltd.	2,668,548	2.10
The Master Trust Bank of Japan, Ltd. (Trust Account)	2,647,600	2.08
Japan Trustee Services Bank, Ltd. (Trust Account)	2,413,000	1.90
State Street Bank and Trust Company	2,302,024	1.81

Notes:

1. Amounts less than the units indicated are rounded down.

2. Shareholding ratios are calculated after deducting treasury stock (839,207 shares).

(5)	Other Important Matters relating to Shares

There are no material facts to report.

3.	Share Acquisition Rights etc.

(1)	Share Acquisition Rights of the Company Owned by Officers of the Company as of the End of FY2016

Issuance (Date of Resolution)	Position and Number of Persons	Class and Number of Shares for Share Acquisition Rights	Number of Share Acquisition Rights	Paid-in Amount for Share Acquisition Rights	Value of Assets to be Invested at Exercise of Rights	Exercise Term of Share Acquisition Rights
Coca-Cola Central Japan Co., Ltd. 5th Share Acquisition Rights (Deeply discounted stock options (one-yen stock options)) (March 28, 2013)	Director 1 person	1,100 shares of common stock	11	156,600 yen per stock option	1 yen per share	From May 15, 2013 to May 14, 2033

Coca-Cola East Japan Co., Ltd. 1st Share Acquisition Rights (Deeply discounted stock options (one-yen stock options)) (March 31, 2014)	Director 3 persons	16,700 shares of common stock	167	211,300 yen per stock option	1 yen per share	From April 17, 2014 to April 16, 2034

Coca-Cola East Japan Co., Ltd. 2nd Share Acquisition Rights (Deeply discounted stock options (one-yen stock options)) (May 12, 2014)	Director 1 person	72,900 shares of common stock	729	229,200 yen per stock option	1 yen per share	From May 29, 2014 to May 28, 2034

Coca-Cola East Japan Co., Ltd. 3rd Share Acquisition Rights (Deeply discounted stock options (one-yen stock options)) (March 30, 2015)	Director 4 persons	21,400 shares of common stock	214	243,800 yen per stock option	1 yen per share	From April 17, 2015 to April 16, 2035

Coca-Cola East Japan Co., Ltd. 4th Share Acquisition Rights (Deeply discounted stock options (one-yen stock options)) (March 29, 2016)	Director 5 persons	123,400 shares of common stock	1,234	164,900 yen per stock option	1 yen per share	From April 15, 2016 to April 14, 2036

Note: No share acquisition rights have been granted to External Directors and Corporate Auditors.

(2)	Share Acquisition Rights of the Company Granted to Employees in FY2016

Issuance (Date of Resolution)	Position and Number of Persons	Class and Number of Shares for Share Acquisition Rights	Number of Share Acquisition Rights	Paid-in Amount for Share Acquisition Rights	Value of Assets to be Invested at Exercise of Rights	Exercise Term of Share Acquisition Rights
Coca-Cola East Japan Co., Ltd. 4th Share Acquisition Rights (Deeply discounted stock options (one-yen stock options)) (March 29, 2016)	Employees of the Company 14 persons	106,000 shares of common stock	1,060	164,900 yen per stock option	1 yen per share	From April 15, 2016 to April 14, 2036

(3)	Other Significant items relating to Share Acquisition Rights

Not applicable.

4.	Officers of the Company

(1)	Name of Directors and Corporate Auditors

Position	Name	Area of responsibility and important concurrent positions
Representative Director and President	Calin Dragan	Representative Director & President of FV East Japan Co., Ltd.

Representative Director Vice President Executive Officer	Jawahar Solai Kuppuswamy	Chief Financial Officer

Director Senior Executive Officer	Costel Mandrea	Chief Commercial Officer

Director Senior Executive Officer	Haruko Ozeki	Chief Legal Officer

Director Executive Officer	Naruhiko Kawamoto	Senior Manager of Corporate Administration

Director	Irial Finan	Executive Vice President of The Coca-Cola Company (President of Bottling Investments Group)

Director	Daniel Sayre	President of Western Europe Business Unit, The Coca-Cola Company

Director	Haruhiko Inagaki	Representative Director & President of Hokuriku Coca-Cola Bottling Co., Ltd.

Director	Keiji Takanashi

Director	Hiroshi Yoshioka

Full-Time Corporate Auditor	Tomizo Nagafuchi

Full-Time Corporate Auditor	Yutaka Sugita

Corporate Auditor	Sadao Nozaki	Adviser, Kikkoman Corporation

Corporate Auditor	Haraomi Kondo	Vice President & Manager of President’s Office, Coca-Cola (Japan) Co., Ltd.

(Notes)

1.	Of the above Directors, Irial Finan, Daniel Sayre, Haruhiko Inagaki and Hiroshi Yoshioka are External Directors provided for in Article 2, Item 15 of the Companies Act.
2.	Tomizo Nagafuchi who is a Full-Time Corporate Auditor and Sadao Nozaki and Haraomi Kondo who are Corporate Auditors are External Corporate Auditors provided for in Article 2, Item 16 of the Companies Act.
3.	The Company has registered Haruhiko Inagaki and Hiroshi Yoshioka who are Directors, Tomizo Nagafuchi who is a Full-Time Corporate Auditor and Sadao Nozaki who is a Corporate Auditor as independent officers at Tokyo Stock Exchange Co., Ltd.
4.	Full-Time Corporate Auditor Yutaka Sugita engages in accounting-related business of the Company and has considerable knowledge of finance and accounting.
5.	Change in Directors and Corporate Auditors during FY2016
(1)	At the FY2015 Ordinary General Meeting of Shareholders held on March 29, 2016, Jawahar Solai Kuppuswamy and Costel Mandrea were elected Directors, and took office.
(2)	Michael Coombs and Fumio Akachi retired from their positions of Director upon expiration of their terms of office at the conclusion of the FY2015 Ordinary General Meeting of Shareholders held on March 29, 2016.
(3)	By the resolution of the Board of Directors after the closing of the above Ordinary General Meeting of Shareholders, Jawahar Solai Kuppuswamy was elected Representative Director of the Company and took office on April 1, 2016.

(2)	Outline of Limited Liability Agreements

The Company has entered into an agreement with each of its Directors (excluding those who are executive Directors etc.) and Corporate Auditors to limit their liability for damages stipulated in Article 423, Paragraph 1 of the Companies Act. The maximum liability amount in accordance with the said agreement is the amount stipulated in Article 425, Paragraph 1 of the Companies Act.

(3)	Compensation for Directors and Corporate Auditors (including those resigned or retired in FY2016)

13 Directors	690 million yen (including 42 million yen for 4 External Directors)
4 Corporate Auditors	59 million yen (including 36 million yen for 3 External Corporate Auditors)

Note:	The compensation for Directors includes share acquisition rights granted as stock options to 7 Directors (excluding External Directors) amounting to 155 million yen and bonuses for FY2016 provided to 5 Directors (excluding External Directors) amounting to 175 million yen.

(4)	External Officers

1)	Significant Concurrent Positions at Other Entities and Relationships between the Company and Such Entities

Position	Name	Concurrent Position
Director	Irial Finan	Executive Vice President of The Coca-Cola Company (President of Bottling Investments Group)

Director	Daniel Sayre	President of Western Europe Business Unit, The Coca-Cola Company

Director	Haruhiko Inagaki	Representative Director & President of Hokuriku Coca-Cola Bottling Co., Ltd.

Director	Hiroshi Yoshioka

Full-Time Corporate Auditor	Tomizo Nagafuchi

Corporate Auditor	Sadao Nozaki	Adviser, Kikkoman Corporation

Corporate Auditor	Haraomi Kondo	Vice President & Manager of President’s Office, Coca-Cola (Japan) Co., Ltd.

Note:	The business relationships between the Company and the entities in which the External Officers have significant concurrent positions are as follows:
1.	The Company has entered into an agreement for manufacturing and sale of Coca-Cola and other products and use of the trademarks etc. and the Capital and Business Alliance Agreement with The Coca-Cola Company.
2.	The Company has entered into an agreement for manufacturing and sale of Coca-Cola and other products and use of the trademarks etc. and the Capital and Business Alliance Agreement with Coca-Cola (Japan) Co., Ltd.
3.	The Company has a business relationship, such as product purchase, with Hokuriku Coca-Cola Bottling Co., Ltd.

2)	Principal Activities of External Officers

Position	Name	Attendance of Board of Directors Meetings	Attendance of Audit & Supervisory Board Meetings	Major Activities
Director	Irial Finan	7 out of 9	—	He provided advice useful for the Company’s management from a practical and global viewpoint.

Director	Daniel Sayre	9 out of 9	—	He provided advice useful for the Company’s management based on his business experience in Japan.

Director	Haruhiko Inagaki	9 out of 9	—	He provided advice useful for the Company’s management from a practical viewpoint.

Director	Hiroshi Yoshioka	9 out of 9	—	He provided advice useful for the Company’s management from an expert and objective viewpoint.

Full-Time Corporate Auditor	Tomizo Nagafuchi	9 out of 9	12 out of 12	He provided advice from a neutral and objective viewpoint.

Corporate Auditor	Sadao Nozaki	8 out of 9	12 out of 12	He provided advice from a neutral and objective viewpoint.

Corporate Auditor	Haraomi Kondo	9 out of 9	12 out of 12	He provided advice from a neutral and objective viewpoint.

5.	Accounting Auditor

(1)	Name of Accounting Auditor: Ernst & Young ShinNihon LLC

(2)	Amount of Remuneration for the Accounting Auditor for FY2016

Amount paid (millions of yen)
Amount of remuneration for the Accounting Auditor for FY2016	300
Total amount of money and other financial interest to be paid to the Accounting Auditor by the Company and its subsidiaries	309

Notes:	1.	The Audit & Supervisory Board, based on the results of evaluation of the audit performance of the Accounting Auditor in the previous year, investigated and reviewed appropriateness and reasonableness of the content of the audit plan, audit hours, and the basis for estimation of the amount of remuneration for FY2016. As a result, the Audit & Supervisory Board gave consent concerning the amount of remuneration for the Accounting Auditor.
2.

The Audit Engagement Letter concluded by and between the Company and Ernst & Young ShinNihon LLC does not clearly distinguish the remuneration for audit services in accordance with the Companies Act and that for audit services in accordance with the Financial Instruments and Exchange Act and they cannot be distinguished substantially. Therefore, the amount of remuneration stated above is the total amount of remuneration for these audit services for FY2016.

The above amounts include audit fee for Form F - 4 registration filed with Securities and Exchange Commission of the United States on Management integration between Coca-Cola West Company, Limited and CCEJ.

(3)	Non-Audit Services

Not applicable.

(4)	Policy on Determination of Dismissal or Refusal of Reappointment of the Accounting Auditor

In the event that any of the items stipulated in Article 340, Paragraph 1 of the Companies Act apply to the Accounting Auditor, the Audit & Supervisory Board shall dismiss the Accounting Auditor by the unanimous consent of all Corporate Auditors. In such event, the fact of dismissal of the Accounting Auditor and the reason for dismissal shall be reported to the first General Meeting of Shareholders called after the dismissal.

The Audit & Supervisory Board shall examine appropriateness of the Accounting Auditor, including whether the Accounting Auditor is independent, has expertise, and is performing appropriate and reasonable audit activities. In the event that, as a result of overall examination, the Audit & Supervisory Board deems that there may be major disruptions to the audit of the Company and it is reasonable to replace the Accounting Auditor, the Audit & Supervisory Board shall determine a proposal for dismissal or refusal of reappointment of the Accounting Auditor and submit the proposal to the General Meeting of Shareholders.

6.	Company Systems and Policies

(1)	Systems to ensure appropriateness of operations

The Company has a Basic Policy for Internal Control Systems by the resolution of the Board of Directors in order to put in place systems to ensure that Directors’ and employees’ performance of their duties conforms to laws and regulations and the Articles of Incorporation and other systems to ensure appropriateness of operations. The basic policy is as follows:

1)	System to ensure that performance of duties by Directors and employees of the Company and its subsidiaries conforms to laws and regulations and the Articles of Incorporation

i)	The “Code of Business Conduct” shall be established in order to ensure that all the Directors and employees of the Company and its subsidiaries comply with laws and regulations and the Articles of Incorporation and act in conformity with social norms and the Ethics & Compliance Committee shall be convened periodically in order to reinforce the compliance system and prevent non-compliance.

ii)	An internal whistle-blowing system against non-compliance, namely, a reporting and consultation contact separate from the reporting line to immediate managers, shall be set up.

iii)	Separation between management and execution of the business operations shall be clarified, and non-executive External Directors shall be deployed in order to reinforce the audit function of the Board of Directors.

iv)	An audit section shall be established in order to audit whether business activities are conducted appropriately and effectively in conformity with laws and regulations, the Articles of Incorporation, Company Rules and Regulations, etc.

v)	The Company shall adopt a firm attitude against anti-social forces, never accede to any illegal request and deal with any such request in cooperation with the police.

2)	System to retain and manage information related to Directors’ performance of their duties

The Company shall record information regarding Directors’ performance of their duties in documents or electronic media and retain it in accordance with the “Rules for Handling

Documents” and “Information Security Policy” in a manner similar to that for statutory documents. Directors and Corporate Auditors may inspect such documents, etc. at any time.

3)	Regulations and other systems concerning loss risk management of the Company and its subsidiaries

i)	In accordance with the policy on responding to material business risks and from the viewpoint of management of other risks, advice of the Governance Committee shall be sought for significant items and then a report shall be made to the Board of Directors.

ii)	“Risk Management Rules” shall be established in order to manage risks. In the event that a risk arises, as part of the risk management system, the Risk Management Committee chaired by the President shall be convened in the event of an emergency in order to promptly take action.

Quality assurance activities shall be implemented to deepen understanding of the importance of quality management and to reinforce quality control.

4)	System to ensure efficiency of performance of duties by Directors of the Company and its subsidiaries

With respect to annual management policy and targets determined by the Board of Directors, the progress status shall be confirmed on a regular basis by the Board of Directors. Regarding any important matter not requiring a board resolution, the authority shall be delegated to each Chief Officer in order to accelerate the decision-making process and to ensure more agile performance of duties. Further, the Board of Directors function shall be reinforced by limiting the Directors’ term of office to one year and clarifying a single-year management responsibility.

5)	System to ensure appropriateness of operations in a corporate group

The Company shall ensure management integration of the CCEJ Group through establishment of operational rules and authority rules common throughout the CCEJ Group and supervise and manage the performance of the subsidiaries’ operations.

6)	System to ensure appropriateness of financial reporting

For appropriate disclosure of financial statements, the Company shall appoint the Chief Financial Officer (CFO), improve the internal structure, including preparation of relevant rules and regulations, and build a framework for assessment and reporting of the design and operating effectiveness on a regular basis.

7)	Matters concerning employees assisting Corporate Auditors if Corporate Auditors of a company with an audit & supervisory board request the assignment of such employees to assist them in the execution of their duties and matters concerning the ensuring of such employees’ independence from Directors and the effectiveness of instructions issued to such employees

i)	In the event that Corporate Auditors request assignment of employees to assist them in the execution of their duties, the Company shall assign employees to provide assistance to the Corporate Auditors who report to them.

ii)	Consent of the Audit & Supervisory Board shall be secured for decision on personnel transfer, assessment, etc. of the employees assisting Corporate Auditors. Further, regarding instructions from Corporate Auditors, the assisting employees shall not be instructed or ordered by Directors, etc.

iii)	The Company shall thoroughly communicate to its Directors and employees that, if the Audit & Supervisory Board issues instructions to the employees assisting Corporate Auditors in the execution of their duties, the employees assisting Corporate Auditors shall obey instructions of the Corporate Auditors in order to ensure the effectiveness of instructions issued to such employees.

8)	System for reporting by Directors and employees of the Company and its subsidiaries to Corporate Auditors and systems to ensure that reporting parties do not receive disadvantageous treatment as a result of such reports

i)	Directors and employees shall report to Corporate Auditors without delay any matters that may have a significant impact or may cause non-compliance as well as statutory matters. Corporate Auditors may request a report from Directors and employees as necessary.

ii)	The Company and its subsidiaries are prohibited from disadvantageously treating officers and/or employees who reported to Corporate Auditors.

9)	Matters concerning procedures for advance payment or reimbursement of expenses incurred in the course of performance of duties by Corporate Auditors of a company with an audit & supervisory board and policies related to processing of expenses or liabilities arising from performance of duties by Corporate Auditors

A certain amount for each year shall be budgeted for necessary expenses incurred in the course of performance of duties by Corporate Auditors.

10)	Other systems to ensure that Corporate Auditors’ audit is conducted effectively

i)	The Representative Director and Corporate Auditors shall hold a meeting to exchange opinions on a regular basis in order to communicate with each other.

ii)	Directors shall prepare an environment so that Corporate Auditors are able to cooperate with external experts such as lawyers and certified public accountants in the course of their duties whenever Corporate Auditors deem it necessary.

(2)	Overview of the status of operation of the systems to ensure appropriateness of operations

In accordance with the Basic Policy for Internal Control Systems established by the resolution of the Board of Directors, the Company has designed and is operating internal control systems

1)	Initiatives concerning compliance

The Company has established the Code of Business Conduct, guidelines for appropriate action by employees, and is implementing educational activities to raise awareness throughout the Group. The Company provides e-learning to all employees and dispatches information periodically in order to enhance their understanding of the Code of Business Conduct and of ethics and compliance. The Ethics & Compliance Committee is convened periodically for determining measures for educational activities to raise awareness and for discussing and determining measures to prevent recurrence of compliance issues. The Ethics & Compliance Committee met four times in FY2016. In addition, the Company provides education to ensure appropriate response to the revision of the Act against Unjustifiable Premiums and Misleading Representations and e-learning about information security in order to enhance the level of compliance throughout the Group and facilitate understanding.

The Company has put in place systems so that matters arising in the course of business activities that may involve violation of laws and regulations or the Code of Business Conduct and matters that are difficult to judge can be dealt with swiftly. For example, the Ethics & Compliance Consultation Desks in house and at an external legal counsel’s office can be accessed directly by email and through a telephone hotline to seek advice.

2)	Internal audit

The Company’s Internal Audit Division conducts audits based on an annual plan to ascertain whether operations of the Company and its subsidiaries are performed appropriately in compliance with the laws and regulations and internal rules. It also provides advice and recommendations to internal organizations.

The Internal Audit Division has a monthly meeting with the Representative Director and Corporate Auditors to enhance the audit function. The Company convenes the Internal Control & Operational Improvement Committee as part of its efforts to put in place systems that enable the Company and its subsidiaries to swiftly deal with any cross-functional issues.

3)	Internal control over financial reporting

Systems for financial reporting corresponding to internal control required by the Financial Instruments and Exchange Act have been established under the leadership of an officer responsible for such matters. The Internal Audit Division reviews operation of business processes in order to confirm that they are operated appropriately.

4)	Risk management system

As the core elements of the corporate-wide risk management, the Company has established and is operating the following systems: i) Enterprise Risk Management (ERM) that reduces the probability of actualization of potential risks in order to prevent risks, ii) Incident Management & Crisis Resolution (IMCR) that reduces the impact of actualized risks by swiftly dealing with the incidents, iii) Emergency Planning (EP) for the purpose of protecting health and safety of employees and assets and properties of the Company based on the assumption of a disaster or an accident, iv) Business Continuity Planning (BCP) to deal with interruption of or hindrance to a critical business process and to facilitate recovery to a predetermined level, and v) Customer Experience (CE) to swiftly respond to favorable reviews, requests, and complaints from customers and consumers about the Group’s products and services and to link them to continuous improvement of products and services as well as business processes.

5)	Audit system by the Corporate Auditors

The Audit & Supervisory Board consists of 4 Corporate Auditors (of whom 2 are Full-time Corporate Auditors) including 3 External Corporate Auditors. The Audit & Supervisory Board met 12 times and exchanged information on significant matters concerning audit, had discussion and made resolutions. Corporate Auditors attend meetings of the Board of Directors, the Ethics & Compliance Committee, and the Internal Control & Operational Improvement Committee, and other important meetings. In addition, they exchange opinions with the Internal Audit Division and the Accounting Auditor on a regular basis to reinforce cooperation and have regular meetings with the Representative Director and other senior executives to exchange opinions about management issues, compliance, the status of design of internal control, etc.

Consolidated Balance Sheet

(as of December 31, 2016)

(Millions of yen)
Accounts	Amount
Assets

Current assets	114,688
Cash and deposits	16,357
Notes and accounts receivable-trade	43,510
Merchandise and finished products	31,676
Raw materials and supplies	3,531
Deferred tax assets	2,468
Accounts receivable-other	10,514
Other	6,783
Allowance for doubtful accounts	(153)

Noncurrent assets	254,660

Property, plant and equipment	220,702
Buildings and structures, net	45,406
Machinery, Equipment and Vehicles, net	43,358
Sales equipment, net	65,802
Tools, furniture and fixtures, net	2,136
Land	63,132
Leased assets	371
Construction in progress	494

Intangible assets	9,119

Investments and other assets	24,838
Investment securities	7,907
Shares of subsidiaries and affiliates	650
Long-term loans receivable	1,760
Deferred tax assets	6,091
Other	8,655
Allowance for doubtful accounts	(227)

Total Assets	369,348

Note: Amounts less than one million yen are rounded down.

(Millions of yen)
Accounts	Amount
Liabilities
Current liabilities	81,140
Accounts payable-trade	21,607
Current portion of bonds	14,000
Current portion of long-term loans payable	1,855
Lease obligations	224
Accounts payable-other and accrued expenses	36,366
Income taxes payable	420
Provision for bonuses	2,761
Provision for directors’ bonuses	169
Provision for environmental measures	45
Provision for loss on contracts	850
Asset retirement obligations	27
Others	2,810

Noncurrent liabilities	54,572
Bonds payable	16,000
Long-term loans payable	13,664
Lease obligations	159
Provision for environmental measures	254
Provision for loss on contracts	581
Net defined benefit liability	22,399
Asset retirement obligations	816
Other	696

Total liabilities	135,713

Net Assets

Shareholders’ equity	237,779
Capital stock	6,499
Capital surplus	157,323
Retained earnings	75,114
Treasury stock	(1,158)

Accumulated other comprehensive income	(4,818)
Valuation difference on available-for-sale securities	1,732
Deferred gains or losses on hedges	(89)
Remeasurements of defined benefit plans	(6,461)

Stock acquisition rights	673

Total Net Assets	233,635

Total Liabilities and net assets	369,348

Note: Amounts less than one million yen are rounded down.

Consolidated Statement of Income

(From January 1, 2016 to December 31, 2016)

		(Millions of yen)
Accounts	Amount
Net sales		572,496
Cost of sales		299,604

Gross profit		272,892
Selling, general and administrative expenses		254,402

Operating income		18,489
Non-operating income
Interest income	63
Dividend income	116
Share of profit of entities accounted for using equity method	154
Rent income	345
Gain on sales of valuable wastes	428
Other	180	1,289

Non-operating expenses
Interest expenses	132
Loss on sales and retirement of noncurrent assets	1,494
Other	229	1,856

Ordinary income		17,921
Extraordinary income
Gain on sales of noncurrent assets	21
Gain on sales of investment securities	222
Other	16	260

Extraordinary loss
Loss on sales and retirement of noncurrent assets	132
Lease contract cancellation penalty	341
Restructuring cost	192
Impairment loss	4
Other	39	709

Income before income taxes		17,472
Income taxes – current	6,287
Income taxes – deferred	466	6,753

Net income		10,718

Net income attributable to owners of parent		10,718

Note: Amounts less than one million yen are rounded down.

Consolidated Statement of Changes in Net Assets

(From January 1, 2016 to December 31, 2016)

	(Millions of yen)
	Shareholders’ equity
	Capital stock	Capital surplus	Retained earnings	Treasury stock	Total shareholders’ equity
Balance as of December 31, 2015	6,499	157,313	68,454	(1,178)	231,089

Changes of items during the period
Dividends from surplus	—	—	(4,058)	—	(4,058)
Net income attributable to owners of parent	—	—	10,718	—	10,718
Purchase of treasury stock	—	—	—	(6)	(6)
Disposal of treasury stock	—	9	—	27	37
Net changes of items other than shareholders’ equity	—	—	—	—	—

Total changes of items during the period	—	9	6,660	20	6,690

Balance as of December 31, 2016	6,499	157,323	75,114	(1,158)	237,779

	Accumulated other comprehensive income				Stock acquisition rights	Net assets
	Valuation difference on available-for- sale securities	Deferred loss/gain from hedging activities	Remeasurements of defined benefit plans	Total
Balance as of December 31, 2015	2,151	(463)	(2,251)	(564)	420	230,945

Changes of items during the period
Dividends from surplus	—	—	—	—	—	(4,058)
Net income attributable to owners of parent	—	—	—	—	—	10,718
Purchase of treasury stock	—	—	—	—	—	(6)
Disposal of treasury stock	—	—	—	—	—	37
Net changes of items other than shareholders’ equity	(419)	374	(4,209)	(4,254)	253	(4,000)

Total changes of items during the period	(419)	374	(4,209)	(4,254)	253	2.689

Balance as of December 31, 2016	1,732	(89)	(6,461)	(4,818)	673	233,635

Note: Amounts less than one million yen are rounded down.

Balance Sheet

(as of December 31, 2016)

(Millions of yen)
Accounts	Amount
Assets

Current assets	108,415
Cash and deposits	15,319
Notes receivable-trade	5
Accounts receivable-trade	41,253
Merchandise and finished products	29,098
Raw materials and supplies	3,483
Advance payments-trade	482
Prepaid expenses	4,438
Deferred tax assets	2,278
Short-term loan to associated firms	1,662
Accounts receivable-other	9,825
Other	718
Allowance for doubtful accounts	(151)

Noncurrent assets	254,553

Property, plant and equipment	218,363
Buildings	41,881
Structures	3,484
Machinery and equipment	41,696
Vehicles	1,465
Sales equipment	59,055
Tools, furniture and fixtures	2,126
Land	67,890
Leased assets	266
Construction in progress	494

Intangible assets	8,588
Software	8,220
Other	367

Investments and other assets	27,602
Investment securities	7,687
Shares of subsidiaries and affiliates	9,157
Long-term loans receivable from subsidiaries and affiliates	1,672
Long-term prepaid expenses	3,857
Deferred tax assets	1,159
Other	4,269
Allowance for doubtful accounts	(202)

Total Assets	362,968

Note: Amounts less than one million yen are rounded down.

(Millions of yen)
Accounts	Amount
Liabilities
Current liabilities	77,838
Accounts payable-trade	18,706
Current portion of bonds	14,000
Current portion of long-term loans payable	1,855
Lease obligations	154
Accounts payable-other	33,653
Accrued expenses	1,351
Deposits received	4,388
Provision for bonuses	2,549
Provision for directors’ bonuses	169
Provision for environmental measures	45
Provision for loss on contracts	850
Asset retirement obligations	19
Other	94

Noncurrent liabilities	43,878
Bonds	16,000
Long-term loans payable	13,664
Lease obligations	118
Provision for retirement benefits	11,695
Provision for environmental measures	254
Provision for loss on contracts	581
Asset retirement obligations	804
Other	759

Total liabilities	121,716

Net Assets

Shareholders’ equity	238,819
Capital stock	6,499
Capital surplus	210,297
Legal capital surplus	138,253
Other capital surplus	72,043

Retained earnings	23,180
Other retained earnings	23,180
General reserve	200
Retained earnings brought forward	22,980
Treasury stock	(1,158)

Valuation and translation adjustments	1,758
Valuation difference on available-for-sale securities	1,758

Stock acquisition rights	673

Total Net Assets	241,251

Total Liabilities and net assets	362,968

Note: Amounts less than one million yen are rounded down.

Statement of Income

(From January 1, 2016 to December 31, 2016)

	(Millions of yen)
Accounts	Amount
Net sales		507,573
Cost of sales		292,864

Gross profit (loss)		214,708
Selling General And Administrative Expenses		212,071

Operating income		2,636
Non-operating income
Interest income	196
Dividend income	5,068
Rent income	641
Other	239	6,145

Non-operating expenses
Interest expenses	46
Interest on bonds	66
Loss on sales and retirement of noncurrent assets	1,267
Rent expenses	103
Other	97	1,581

Ordinary income		7,200
Extraordinary income
Gain on sales of noncurrent assets	21
Gain on sales of investment securities	222
Loss on extinguishment of tie-in shares	12,861
Other	6	13,111

Extraordinary loss
Loss on sales and retirement of noncurrent assets	122
Lease contract cancellation penalty	44
Restructuring cost	187
Impairment loss	4
Other	13	373

Income before income taxes		19,939
Income taxes – current	223
Income taxes – deferred	1,325	1,548

Net income		18,390

Note: Amounts less than one million yen are rounded down.

Statement of Changes in Net Assets

(From January 1, 2016 to December 31, 2016)

					(Millions of yen)
	Shareholders’ equity
	Capital stock			Retained earnings
		Capital surplus		Other retained earnings
		Legal capital surplus	Other capital surplus	General reserve	Retained earnings brought forward
Balance as of December 31, 2015	6,499	195,853	14,553	200	8,648

Changes of items during the period
Reversal of legal capital surplus	—	(57,600)	57,600	—	—
Dividends from surplus	—	—	—	—	(4,058)
Net income	—	—	—	—	18,390
Purchase of treasury stock	—	—	—	—	—
Disposal of treasury stock	—	—	9	—	—
Decrease by corporate division	—	—	(119)	—	—
Net changes of items other than shareholders’ equity	—	—	—	—	—

Total changes of items during the period	—	(57,600)	57,490	—	14,331

Balance as of December 31, 2016	6,499	138,253	72,043	200	22,980

	Shareholders’ equity		Valuation and translation adjustments		Stock acquisition rights	Net assets
	Treasury stock	Total shareholders’ equity	Valuation difference on available-for-sale securities	Total valuation and translation adjustments
Balance as of December 31, 2015	(1,178)	224,576	2,151	2,151	420	227,148

Changes of items during the period
Reversal of legal capital surplus	—	—	—	—	—	—
Dividends from surplus	—	(4,058)	—	—	—	(4,058)
Net income	—	18,390	—	—	—	18,390
Purchase of treasury stock	(6)	(6)	—	—	—	(6)
Disposal of treasury stock	27	37	—	—	—	37
Decrease by corporate division	—	(119)	—	—	—	(119)
Net changes of items other than shareholders’ equity	—	—	(392)	(392)	253	(139)

Total changes of items during the period	20	14,242	(392)	(392)	253	14,103

Balance as of December 31, 2016	(1,158)	238,819	1,758	1,758	673	241,251

Note: Amounts less than one million yen are rounded down.

Independent Auditor’s Report

February 16, 2017

The Board of Directors of

Coca-Cola East Japan Co., Ltd.

Ernst & Young ShinNihon LLC

Yoshihiko Nakatani
Certified Public Accountant
Designated and Engagement Partner

Kazuhiko Yamazaki
Certified Public Accountant
Designated and Engagement Partner

Miyuki Nakamura
Certified Public Accountant
Designated and Engagement Partner

Pursuant to Article 444, Section 4 of the Companies Act, we have audited the accompanying consolidated financial statements, which comprise the consolidated balance sheet, the consolidated statement of income, the consolidated statement of changes in net assets and the notes to the consolidated financial statements of Coca-Cola East Japan Co., Ltd. (the “Company”) applicable to the fiscal year from January 1, 2016 through December 31, 2016.

Management’s Responsibility for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in Japan, and for designing and operating such internal control as management determines is necessary to enable the preparation and fair presentation of the consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in Japan. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. The purpose of an audit of the consolidated financial statements is not to express an opinion on the effectiveness of the entity’s internal control, but in making these risk assessments the auditor considers internal controls relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position and results of operations of the group, which consisted of the Company and consolidated subsidiaries, applicable to the fiscal year ended December 31, 2016 in conformity with accounting principles generally accepted in Japan.

Conflicts of Interest

We have no interest in the Company which should be disclosed in compliance with the Certified Public Accountants Act.

Independent Auditor’s Report

February 16, 2017

The Board of Directors of

Coca-Cola East Japan Co., Ltd.

Ernst & Young ShinNihon LLC

Yoshihiko Nakatani Certified Public Accountant Designated and Engagement Partner

Kazuhiko Yamazaki Certified Public Accountant Designated and Engagement Partner

Miyuki Nakamura Certified Public Accountant Designated and Engagement Partner

Pursuant to Article 436, Section 2, Paragraph 1 of the Companies Act, we have audited the accompanying financial statements, which comprise the balance sheet, the statement of income, the statement of changes in net assets, the notes to the financial statements and the related supplementary schedules of Coca-Cola East Japan Co., Ltd. (the “Company”) applicable to the fiscal year from January 1, 2016 through December 31, 2016.

Management’s Responsibility for the Financial Statements and the Related Supplementary Schedules

Management is responsible for the preparation and fair presentation of these financial statements and the related supplementary schedules in accordance with accounting principles generally accepted in Japan, and for designing and operating such internal control as management determines is necessary to enable the preparation and fair presentation of the financial statements and the related supplementary schedules that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these financial statements and the related supplementary schedules based on our audit. We conducted our audit in accordance with auditing standards generally accepted in Japan. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements and the related supplementary schedules are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements and the related supplementary schedules. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements and the related supplementary schedules, whether due to fraud or error. The purpose of an audit of the financial statements is not to express an opinion on the effectiveness of the entity’s internal control, but in making these risk assessments the auditor considers internal controls relevant to the entity’s preparation and fair presentation of the financial statements and the related supplementary schedules in order to design audit procedures that are appropriate in the circumstances. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of accounting estimates made by management, as well as evaluating the overall presentation of the financial statements and the related supplementary schedules.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements and the related supplementary schedules referred to above present fairly, in all material respects, the financial position and results of operations of the Company applicable to the fiscal year ended December 31, 2016 in conformity with accounting principles generally accepted in Japan.

Conflicts of Interest

We have no interest in the Company which should be disclosed in compliance with the Certified Public Accountants Act.

Audit Report

We, as the Audit & Supervisory Board (“A&S Board”), have prepared this audit report as the result of deliberations and the concurrent opinion of all auditors based on the audit reports prepared by each auditor relating to the execution of duties by Directors during the 2016 business year from January 1, 2016 to December 31, 2016, and hereby report as follows.

1.	Method of Audit Conducted by Corporate Auditors and the A&S Board and the Details

(1)	We, the A&S Board, determined audit policies and segregation of duties for the business year in question, received reports from each auditor with respect to audit implementation status and the results thereof, received reports from Directors and the Accounting Auditor with respect to execution status of their duties and requested them to explain as necessary.

(2)	Each Corporate Auditor communicated with the Directors, Internal Audit Division and other employees, etc., complying with the auditor audit standards prescribed by the A&S Board and abiding by the audit policies and sharing of duties, etc. for the term, and endeavored to gather information and arrange an auditing environment, by the following methods:

1)	We attended meetings of the Board of Directors and other important meetings, obtained reports from Directors and employees, etc. relating to the state of executing of duties, requested explanations where necessary, examined important resolution documents, etc., and investigated the state of work and assets at head office and key offices.

Regarding subsidiaries, we communicated with the Directors, employees, etc. of subsidiaries and exchanged information, obtained business reports from subsidiaries as necessary, and visited head office and key offices and asked questions, etc.

2)	We obtained regular reports from Directors and employees etc. regarding the state of construction and management of a framework for ensuring that the execution of duties by Directors stated in business reports conforms to laws and regulations and the Articles of Incorporation, and a framework (internal control system) necessary for ensuring appropriateness of operation of a group consisting of a joint-stock company and its subsidiaries prepared based on the decision of the Board of Directors relating to the preparation of a framework pursuant to Paragraphs 1 and 3 of Article 100 of the Ordinance for Enforcement of the Companies Act, and requested explanations as necessary and expressed our opinions.

3)	We audited and verified whether the Accounting Auditor had maintained its independent standpoint and had conducted an audit in an appropriate manner, received reports from it with respect to execution status of its duties, and requested it to explain where necessary.

Moreover, we received a notice from the Accounting Auditor that they had designed a “system to ensure performance of duties in an appropriate manner” (matters provided for in each Item of Article 131 of the Corporate Accounting Rules) in accordance with the “Quality Control Standards for Audits” (Business Accounting Council, October 28, 2005) and requested them to explain as necessary.

Based on the method outlined above, we examined the business report and its supplementary schedules, consolidated financial statements (consolidated balance sheet, consolidated statement of income, consolidated statement of changes in net assets and notes to consolidated statements) and financial statements (balance sheet, statement of income, statement of changes in net assets, and notes to financial statements) and the related supplementary schedules relating to the business year in question.

2.	Audit Results

(1)	Results of Audit of the Business Report, etc.

1)	We acknowledge that the business report and its supplementary schedules correctly indicate the company’s situation in accordance with laws and regulations and the Articles of Incorporation.

2)	We do not acknowledge any improper acts relating to the Directors’ execution of duties or any significant facts that violate laws and regulations or the Articles of Incorporation.

3)	We acknowledge that the details of resolutions of the Board of Directors relating to the internal control system are appropriate. Furthermore, we do not acknowledge that there are any matters to indicate regarding the details stated in business reports relating to such internal control systems and the execution of duties by the Directors.

(2)	Results of Audit of Consolidated Financial Statements

We acknowledge that the method and results of the audit by Ernst & Young ShinNihon LLC are appropriate.

(3)	Results of Audit of Financial Statements and the Related Supplementary Schedules

We acknowledge that the method and results of the audit by Ernst & Young ShinNihon LLC are appropriate.

February 17, 2017

Audit & Supervisory Board, Coca-Cola East Japan Co., Ltd.
Corporate Auditor (Full-time) Tomizo Nagafuchi
Corporate Auditor (Full-time) Yutaka Sugita
Auditor	Sadao Nozaki
Auditor	Haraomi Kondo

(Note)	Full-time Auditor Tomizo Nagafuchi, Auditor Sadao Nozaki and Auditor Haraomi Kondo are External Auditors provided for in Article 2, Item 16 and Article 335, Paragraph 3 of the Companies